Exhibit 99.1

Hometown Auto Retailers Announces Third Quarter 2005 Results

WATERBURY, Conn. - November 14, 2005 - Hometown Auto Retailers, Inc. (OTC BB: HCAR) today announced its financial results for the third quarter ended September 30, 2005.

Hometown reported revenues of $61.3 million in the third quarter of 2005 versus revenues of $69.3 million for the same period in 2004, a decrease of $8.0 million or 11.5 percent. Gross profit for the third quarter of 2005 decreased $1.1 million or 11.2 percent to $8.7 million versus gross profit of $9.8 million in same period in 2004.

Net income for the third quarter of 2005 was $143,000, generating basic and diluted earnings per share of $0.02 versus net income of $570,000 and basic and diluted earnings per share of $0.08 for the same period in 2004. Results for the third quarter of 2005 include expenses of approximately $474,000 in relation to its previously disclosed Exchange Agreement and $83,000 in relation to the associated previously disclosed class action lawsuit.

Hometown reported revenues of $188.4 million for the first nine months of 2005 versus revenues of $203.9 million for the same period in 2004, a decrease of $15.5 million or 7.6 percent. Gross profit for the first nine months of 2005 decreased $1.5 million or 5.2 percent to $27.4 million versus gross profit of $28.9 million in same period in 2004.

Net income for the first nine months of 2005 was $1.2 million, generating basic and diluted earnings per share of $0.19 and $0.18, respectively versus net income of $905,000 and basic and diluted earnings per share of $0.12 for the same period in 2004. Results for the first nine months of 2005 include a gain on the transfer of the Westwood Lincoln Mercury dealership resulting from the settlement of certain litigation matters of $587,000 and expenses of approximately $474,000 in relation to its previously disclosed Exchange Agreement and $83,000 in relation to the associated previously disclosed class action lawsuit.

Hometown’s operating results reflect the closing of a used vehicles outlet in August 2004. Also, during the fourth quarter of 2004, Hometown announced that it had agreed in principal to resolve certain litigation matters, which resulted in the transfer of the Westwood Lincoln Mercury dealership during the second quarter of 2005. Closing the used vehicles outlet and transferring the Westwood Lincoln Mercury dealership both contributed to decreases in sales and gross profit from 2004 to 2005, as well as a decrease in selling, general and administrative expenses.

“Discounting the exchange and litigation costs, and as reflected in the same store results (which are broken out below), Hometown’s operations (including corporate overhead) had slight improvement over last year,” said Corey Shaker, Hometown president and chief executive officer. “This despite the significantly lower margins the domestic dealerships suffered as a result of the employee discount and family plans offered to the public during the quarter. Focusing on the basics of used cars, parts, and service (our higher margin departments) will be critical in the upcoming months to ensure the best results possible in times that are not so favorable for our industry.”

Hometown sold 3,111 vehicles during the third quarter of 2005, 348 less than it sold in the same period in 2004 or a decrease of 10.1 percent. Hometown sold 9,221 vehicles during the first nine months of 2005, 920 less than it sold in the same period in 2004 or a decrease of 9.1 percent. Total vehicles sold (by category) are shown in the table below.

Year-Over-Year Comparison	For the three months ended September 30,		For the nine months ended September 30,
	2005	2004	2005	2004
New vehicle	1,522	1,663	4,499	4,814
Used vehicle - retail	745	864	2,239	2,560
Used vehicle - wholesale	844	932	2,483	2,767
Total units sold	3,111	3,459	9,221	10,141

Sales of new vehicles decreased $5.9 million or 13.5 percent to $37.9 million for the third quarter of 2005 versus $43.8 million in 2004. Used vehicle sales decreased $1.2 million or 7.1 percent to $15.7 million for the third quarter of 2005 versus $16.9 million in 2004. Parts and service revenues for the third quarter of 2005 decreased $738,000 or 12.3 percent to $5.2 million versus $6.0 million in 2004. Other revenues (net) decreased $243,000 or 11.6 percent to $1.8 million for the third quarter of 2005 versus $2.1 million for the same period in 2004.

Sales of new vehicles decreased $14.2 million or 11.0 percent to $114.9 million for the first nine months of 2005 versus $129.1 million in 2004. Used vehicle sales decreased $1.4 million or 2.8 percent to $48.2 million for the first nine months of 2005 versus $49.6 million in 2004. Parts and service revenues for the first nine months of 2005 decreased $787,000 or 4.3 percent to $17.3 million from $18.1 million in 2004. Other revenues (net) decreased $308,000 or 5.1 percent to $5.7 million for the first nine months of 2005 versus $6.0 million for the same period in 2004.

The operating results of all other dealerships on a same store basis, follows.

On a same store basis, revenues increased $1.8 million or 3.0 percent to $61.3 million in the third quarter of 2005 from $59.5 million for the same period in 2004. Same store gross profit increased $92,000 or 1.1 percent to $8.7 million for the third quarter of 2005 from $8.6 million for the same period in 2004.

On a same store basis, revenues increased $6.1 million or 3.6 percent to $176.5 million in the first nine months of 2005 from $170.4 million for the same period in 2004. Same store gross profit increased $595,000 or 2.4 percent to $25.8 million for the first nine months of 2005 from $25.2 million for the same period in 2004.

On a same store basis, Hometown sold 3,111 vehicles during the third quarter of 2005, 21 less than it sold in the same period in 2004 or a decrease of 0.7 percent. On a same store basis, Hometown sold 8,872 vehicles during the first nine months of 2005, 195 less than it sold in the same period in 2004 or a decrease of 2.2 percent. Total vehicles sold (by category) on a same store basis are shown in the table below.

Same Store Basis Comparison	For the three months ended September 30,		For the nine months ended September 30,
	2005	2004	2005	2004
New vehicle	1,522	1,459	4,254	4,097
Used vehicle - retail	745	805	2,194	2,340
Used vehicle - wholesale	844	868	2,424	2,630
Total units sold	3,111	3,132	8,872	9,067

On a same store basis, sales of new vehicles increased $1.4 million or 3.8 percent to $38.5 million for the third quarter of 2005 versus $37.1 million in 2004. Same store sales of used vehicles increased $272,000 or 1.8 percent to $15.7 million for the third quarter of 2005 versus $15.5 million in 2004. Same store parts and service revenues increased $283,000 or 5.7 percent to $5.2 million for the third quarter of 2005 versus $5.0 million in 2004. Same store other revenues (net) decreased $106,000 or 5.6 percent to $1.8 million for the third quarter of 2005 versus $1.9 million for the same period in 2004.

On a same store basis, sales of new vehicles increased $3.6 million or 3.4 percent to $108.2 million for the first nine months of 2005 versus $104.6 million in 2004. Same store sales of used vehicles increased $1.8 million or 4.0 percent to $47.0 million for the first nine months of 2005 versus $45.2 million in 2004. Same store parts and service revenues increased $766,000 or 5.1 percent to $15.8 million for the first nine months of 2005 versus $15.0 million in 2003. Same store other revenues (net) increased $39,000 or 0.7 percent to slightly more than $5.5 million for the first nine months of 2005 versus slightly less than $5.5 million for the same period in 2004.

About Hometown

Hometown Auto Retailers (www.htauto.com) sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts and provides related financing, insurance and service contracts through eight franchised dealerships located in New Jersey, New York, Connecticut, Massachusetts and Vermont. The company’s dealerships offer nine American and Asian automotive brands, including Chevrolet, Chrysler, Dodge, Ford, Jeep, Lincoln, Mazda, Mercury, and Toyota.

This release contains “forward-looking statements” based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. The company's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

HOMETOWN AUTO RETAILERS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Revenues
New vehicle sales	$38,543	$44,291	$117,213	$130,182
Used vehicle sales	15,723	16,943	48,204	49,633
Parts and service sales	5,246	5,984	17,311	18,098
Other, net	1,821	2,064	5,661	5,969

Total revenues	61,333	69,282	188,389	203,882

Cost of sales
New vehicle	35,956	41,474	109,459	121,789
Used vehicle	14,280	15,359	43,651	44,921
Parts and service	2,372	2,697	7,885	8,269

Total cost of sales	52,608	59,530	160,995	174,979

Gross profit	8,725	9,752	27,394	28,903

Selling, general and administrative expenses	7,749	8,307	23,457	25,448

Income from operations	976	1,445	3,937	3,455

Interest income	64	53	193	134
Interest (expense)	(802)	(775)	(2,646)	(2,406)
Other income	-	63	591	66
Other (expense)	-	(5)	-	(9)

Pre-tax income	238	781	2,075	1,240
Provision for income taxes	95	211	830	335

Net income	$143	$570	$1,245	$905

Earnings per share, basic	$0.02	$0.08	$0.19	$0.12

Earnings per share, diluted	$0.02	$0.08	$0.18	$0.12

Weighted average shares outstanding, basic	6,451,128	7,389,389	6,660,012	7,252,529
Weighted average shares outstanding, diluted	6,646,549	7,493,208	6,811,927	7,429,892

HOMETOWN AUTO RETAILERS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30,	December 31,
ASSETS	2005	2004
	(Unaudited)	(Restated)

Current Assets:
Cash and cash equivalents	$5,806	$6,101
Accounts receivable, net	4,652	5,081
Inventories, net	27,925	43,440
Prepaid expenses and other current assets	788	634
Deferred and prepaid income taxes	1,464	1,464
Total current assets	40,635	56,720

Property and equipment, net	13,074	13,854
Other assets	2,857	3,649

Total assets	$56,566	$74,223

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Floor plan notes payable - trade	$5,382	$17,382
Floor plan notes payable - non-trade	20,961	25,092
Accounts payable and accrued expenses	4,366	5,106
Current maturities of long-term debt and capital lease obligations	5,293	5,505
Deferred revenue	500	735
Total current liabilities	36,502	53,820

Long-term debt and capital lease obligations	8,056	8,621
Long-term deferred income taxes	123	123
Other long-term liabilities and deferred revenue	703	726
Total liabilities	45,384	63,290

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 2,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock, Class A, $.001 par value, 12,000,000 shares
authorized, 3,910,137 and 3,870,137 shares issued
and outstanding, respectively	4	4
Common stock, Class B, $.001 par value, 3,760,000 shares
authorized, 2,579,252 and 3,519,252 shares issued
and outstanding, respectively	2	3
Additional paid-in capital	29,022	30,017
Accumulated deficit	(17,846)	(19,091)
Total stockholders' equity	11,182	10,933
Total liabilities and stockholders' equity	$56,566	$74,223